UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): February 22, 2016 (February 16, 2016)

SYNIVERSE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32432	30-0041666
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)
8125 Highwoods Palm Way
Tampa, Florida 33647
Telephone: (813) 637-5000
(Address, including zip code, and telephone number, including area code, of registrants’ principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 16, 2016, Syniverse Holdings, Inc. (the “Company”) announced Joseph DiFonzo’s employment with the Company as Chief Technology Officer would terminate on March 31, 2016. Syniverse Technologies, LLC, the employer of Mr. DiFonzo (“Syniverse Technologies”), and Syniverse Corporation, the parent company of the Company and Syniverse Technologies (the “Parent”), currently expect to enter into a Separation Agreement with Mr. DiFonzo pursuant to which Syniverse Technologies will provide Mr. DiFonzo with (i) severance payments equal to $330,000, (ii) his annual incentive plan bonus payment for 2015 equal to $54,945, and (iii) continued group health benefits under COBRA at the same cost as active employees for a period of up to twelve months following termination. In addition, under the Separation Agreement, the Parent will agree to allow 24,000 restricted stock units held by Mr. DiFonzo to remain outstanding after termination of employment, and subject to certain conditions, those units will vest on May 20, 2016. Syniverse Technologies further intends to enter into a Consulting Agreement with Mr. DiFonzo to receive consulting services for the time period of April 1, 2016 to June 30, 2016 for a consulting fee equal to $30,000 in the aggregate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 22, 2016

SYNIVERSE HOLDINGS, INC.
(Registrant)

By:	/s/ Laura E. Binion
Name:	Laura E. Binion
Title:	Senior Vice President and General Counsel